Exhibit (g)(1)

INVESTMENT MANAGEMENT AGREEMENT

SEG Partners Long/Short Equity Fund

AGREEMENT made this 13th day of March, 2025, by and between SEG Partners Long/Short Equity Fund, a Delaware statutory trust (the “Fund”), and Select Equity Group, L.P., a Delaware limited partnership (the “Adviser”).

WHEREAS, the Fund is a closed-end, management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, as amended and is engaged in the business of supplying investment advice as an independent contractor; and

WHEREAS, the Fund desires to retain the Adviser to render investment management services with respect to the Fund and the Adviser is willing to render such services:

NOW, THEREFORE, in consideration of mutual covenants herein contained, the parties hereto agree as follows:

1. APPOINTMENT AND ACCEPTANCE.

(a) The Fund hereby appoints the Adviser to act as Adviser to the Fund for the period and on the terms set forth in this Agreement. The Adviser accepts such appointment and agrees to furnish the services herein set forth for the compensation herein provided.

(b) In rendering services under this Agreement, the Adviser shall have regard to (i) the provisions of the 1940 Act, any rules or regulations thereunder, and other provisions of Federal or state law, which are applicable to the Fund; (ii) the provisions of the Fund’s Agreement and Declaration of Trust, as amended from time to time (the “Declaration of Trust”); (iii) policies and determinations of the Fund’s Board of Trustees (collectively, the “Board” and individually, “Trustees”); (iv) the fundamental policies and investment restrictions of the Fund as reflected in its registration statement on Form N-2 relating to the offering of the Fund’s shares, including all exhibits thereto (the “Registration Statement”), as such policies may, from time to time, be amended; and (v) the prospectus and statement of additional information of the Fund in effect from time to time.

(c) The Adviser will, at its own expense, render the services and provide the office space, furnishings and equipment, and personnel (including any sub-advisers) required by it to perform the services on the terms and for the compensation provided herein. Except as otherwise provided in this Agreement or by law, the Adviser shall not be responsible for the Fund’s expenses and the Fund assumes and shall pay or cause to be paid all of its expenses, including without limitation, all Fund expenses set forth in the Fund’s then current Prospectus. To the extent the Adviser incurs any costs or performs any services which are an obligation of the Fund, the Fund shall promptly reimburse the Adviser for such costs and expenses. To the extent the services for which the Fund is obligated to pay are performed by the Adviser, the Adviser shall be entitled to recover from the Fund only to the extent of its costs for such services, as reasonably determined.

2. DUTIES OF ADVISER.

(a) The Fund employs the Adviser to furnish and manage a continuous investment program for the Fund. The Adviser hereby undertakes and agrees, upon the terms and conditions herein set forth and subject to the supervision of the Board, either directly or indirectly through one or more sub-advisers to: (i) develop, implement and supervise the investment program of the Fund and the composition of its portfolio; (ii) determine the timing and amount of commitments, investments and/or disposals to be made by the Fund, the securities and other investments to be purchased or sold by the Fund in connection therewith; and (iii) arrange, subject to the provisions of Section 3 hereof, for the purchase of securities and other investments for the Fund and the sale or redemption of securities and other investments held in the portfolio of the Fund.

(b) The Adviser shall have the power to carry out any and all of the objectives and purposes of the Fund, as described in the Fund’s prospectus and statement of additional information, and to, perform all acts and enter into and perform all contracts and other undertakings on behalf of the Fund, including the execution of trading agreements (such as ISDAs, for example) and delegating such power to perform or to enter into and perform all contracts and undertaking to the sub-advisers, as the Adviser deems appropriate or convenient in connection with the provision of its services contained herein.

(c) The Adviser may, subject to the provisions of Section 3 hereof, obtain investment information, research or assistance from any other person, firm or corporation to supplement, update or otherwise improve its investment management services.

(d) The Adviser may hire (subject to the approval of the Board and, except as otherwise permitted under the terms of any applicable exemptive relief obtained from the Securities and Exchange Commission (the “SEC”), or by rule or regulation, a majority of the outstanding voting securities of the Fund) and thereafter supervise the investment activities of one or more sub-advisers deemed necessary to carry out the investment program of the Fund. The retention of a sub-adviser by the Adviser shall not relieve the Adviser of its responsibilities under this Agreement.

(e) The Adviser shall discharge the foregoing responsibilities subject to the control of the Board and in compliance with such policies as the Board may from time to time establish, with the objectives, policies, and limitations for the Fund set forth in the Fund's registration statement as amended from time to time, and with applicable laws and regulations.

3. BROKERAGE COMMISSIONS. To the extent applicable, the Adviser is authorized to select brokers and/or dealers to execute certain purchases and sales of portfolio securities for the Fund and, to the extent that public securities are involved, is directed to use its best efforts to obtain “best execution,” considering the Fund’s investment objectives, policies, and restrictions as stated in the Fund’s prospectus and statement of additional information, as the same may be amended, supplemented or restated from time to time, and resolutions of the Board. The Adviser will promptly communicate to the officers and the Board such information relating to portfolio transactions as they may reasonably request.

It is understood that the Adviser will not be deemed to have acted unlawfully, or to have breached a fiduciary duty to the Fund or be in breach of any obligation owing to the Fund under this Agreement, or otherwise, by reason of its having directed a securities transaction on behalf of the Fund to a broker-dealer in compliance with the provisions of Section 28(e) of the Securities Exchange Act of 1934, as amended, or as described from time to time by the Fund’s prospectus and statement of additional information.

4. COMPENSATION OF THE ADVISER.

(a) Investment Management Fee. For the services provided and the expenses assumed pursuant to this Agreement, the Fund shall pay to the Adviser a fee (the “Investment Management Fee”) at the annual rate of 1.00%, accrued daily and payable monthly in arrears based upon the Fund’s average daily net assets. Net assets means the total value of all assets of the Fund, less an amount equal to all accrued debts, liabilities and obligations of the Fund; provided that for purposes of determining the compensation payable to the Adviser for any month, net assets will be calculated prior to any reduction for any fees and expenses of the Fund for that month, including, without limitation, the compensation payable to the Adviser for that month. Compensation will be paid to the Adviser before giving effect to any repurchase of any shares in the Fund effective as of that date.The Investment Management Fee will be prorated for any period of less than a month based on the number of days in such period. The Investment Management Fee will be computed as of the last day of each month and will be due and payable in arrears within fifteen business days after the end of the month. The Adviser may, in its discretion and from time to time, waive all or a portion of its fee.

(b) Incentive Fee. The Fund will also pay to the Adviser an incentive fee (the “Incentive Fee”) in an amount equal to 20.00% of the amount by which the Fund’s net profits attributable to each class of shares of the Fund for all Performance Periods (defined below) ending within or coterminous with the close of such fiscal year exceed the balance of the loss carryforward account (as described below) maintained in respect of such class, without duplication for any Incentive Fee paid by the Fund in respect of such class during such fiscal year. “Performance Period” means each 12-month period ending as of the Fund’s fiscal year-end (or such other period ending as of the Fund’s fiscal year-end in the event the Fund’s fiscal year is changed); provided that the period of time from the prior Performance Period-end through the valuation date of (i) a repurchase offer and (ii) a dividend or other distribution also constitutes a Performance Period. The Fund also pays the Adviser the Incentive Fee in the event that a Performance Period ends in connection with the repurchase of shares by the Fund or a dividend or other distribution payable by the Fund, in each case on the date as of which the Fund’s net asset value attributable to any class is calculated for such purpose; provided that only that portion of the Incentive Fee that is attributable to (i) the shares being repurchased (not taking into account any proceeds from any contemporaneous issuance of shares, by reinvestment of dividends and other distributions or otherwise), or (ii) the dividend or other distribution being paid by the Fund and not being reinvested in shares of the Fund, will be paid to the Adviser for such Performance Period. The Incentive Fee, if any, is calculated and accrued on each date that the Fund calculates its net asset value. The Incentive Fee is payable for a Performance Period only if and to the extent that the respective share class’s loss carryforward account has a balance of zero. The loss carryforward account is a memorandum account with respect to each class that will have an initial balance of zero upon commencement of the class’s operations and, thereafter, will be credited as of the end of each Performance Period with the amount of any net loss of the Fund attributable to such class for that Performance Period, and will be debited with the amount of any net profits of the Fund attributable to such class for that Performance Period, as applicable.

(c) All rights of compensation under this Agreement for services performed as of the termination date shall survive the termination of this Agreement.

5. BOOKS AND RECORDS. The Adviser will maintain or cause to be maintained all books and records with respect to the securities transactions of the Fund and will furnish to the Board or cause to be furnished such periodic and special reports as the Board may reasonably request. The Fund and the Adviser agree to furnish to each other, if applicable, current registration statements, proxy statements, reports to shareholders, certified copies of their financial statements, and such other information with regard to their affairs as each may reasonably request.

Any records required to be maintained and preserved pursuant to the provisions of Rule 31a-1 and Rule 31a-2 promulgated under the 1940 Act which are prepared or maintained by the Adviser on behalf of the Fund are the property of the Fund and will be provided promptly to the Fund on request.

6. STATUS OF ADVISER. The services of the Adviser to the Fund are not to be deemed exclusive, and the Adviser shall be free to render similar services to others so long as its services to the Fund are not impaired thereby. The Adviser shall be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund.

7. LIMITATION OF LIABILITY AND INDEMNIFICATION OF ADVISER.

(a) In the absence of willful misfeasance or gross negligence of its obligations to the Fund as determined by a court or governmental body of competent jurisdiction in a final judgement, neither the Adviser, any partner, principal, director, officer or employee of the Adviser, nor any of their respective affiliates, executors, heirs, assigns, successors or other legal representatives, will be liable for any error of judgment, mistake of law or for any act or omission by the person in connection with the performance of services to the Fund, except as may otherwise be provided under provisions of applicable state law or Federal securities law which cannot be waived or modified hereby.

(b) The Fund shall indemnify, to the fullest extent permitted by law, the Adviser, or any partner, principal, director, officer or employee of the Adviser, and any of their affiliates, executors, heirs, assigns, successors or other legal representatives, against any liability or expense to which the person may be liable that arises in connection with the performance of services to the Fund, so long as the liability or expense is not incurred by reason of the person’s willful misfeasance or gross negligence of its obligations to the Fund as determined by a court or governmental body of competent jurisdiction in a final judgement. The rights of indemnification provided under this Section shall not be construed so as to provide for indemnification of any aforementioned persons for any losses (including any liability under Federal securities laws which, under certain circumstances, impose liability even on persons that act in good faith) to the extent (but only to the extent) that such indemnification would be in violation of applicable law, but shall be construed so as to effectuate the applicable provisions of this Section to the fullest extent permitted by law.

8. PERMISSIBLE INTERESTS. Trustees, agents, and interest holders of the Fund are or may be interested in the Adviser (or any successor thereof) as members, trustees, officers, or interest holders, or otherwise; members, trustees, officers, agents, and interest holders of the Adviser are or may be interested in the Fund as Trustees, interest holders or otherwise; and the Adviser (or any successor) is or may be interested in the Fund as an interest holder or otherwise. In addition, brokerage transactions for the Fund may be effected through affiliates of the Adviser if approved by the Board, subject to the rules and regulations of the SEC.

9. AUTHORITY; NO CONFLICT. The Adviser represents, warrants and agrees that: it has the authority to enter into and perform the services contemplated by this Agreement; and the execution, delivery and performance of this Agreement do not, and will not, conflict with, or result in any violation or default under, any agreement to which Adviser or any of its affiliates are a party.

10. DURATION AND TERMINATION. This Agreement, unless sooner terminated as provided herein, shall remain in effect until March 13, 2027 for an initial two-year term and thereafter, may continue in effect from year to year provided such continuance is specifically approved at least annually (a) by the vote of a majority of those Trustees of the Board who are not parties to this Agreement or interested persons of any party to this Agreement, cast in person at a meeting called for the purpose of voting on such approval, and (b) by a vote of a majority of the Board or by vote of a majority of the outstanding voting securities of the Fund; provided, however, that if the interest holders of the Fund fail to approve the Agreement as provided herein, the Adviser may continue to serve hereunder in the manner and to the extent permitted by the 1940 Act and rules and regulations thereunder. The foregoing requirement that continuance of this Agreement be “specifically approved at least annually” shall be construed in a manner consistent with the 1940 Act and the rules and regulations thereunder.

Notwithstanding the foregoing, this Agreement may be terminated at any time, without the payment of any penalty by vote of a majority of members of the Board or by vote of a majority of the outstanding voting securities of the Fund on sixty (60) days written notice to the Adviser, or by the Adviser at any time without the payment of any penalty, on sixty (60) days written notice to the Fund. This Agreement will automatically and immediately terminate in the event of its assignment. Any notice under this Agreement shall be given in writing, addressed and delivered, or mailed postpaid, to the other party at any office of such party.

As used in this Section 10, the terms “assignment”, “interested persons”, and a “vote of a majority of the outstanding voting securities” shall have the respective meanings set forth in the 1940 Act and the rules and regulations thereunder; subject to such exemptions as may be granted by the SEC under said Act.

11. NOTICE. Any notice required or permitted to be given by either party to the other shall be deemed sufficient if sent by registered or certified mail, postage prepaid, addressed by the party giving notice to the other party at the last address furnished by the other party to the party giving notice; provided that in each instances a copy is contemporaneously also sent via e-mail to the addresses below:

If to the Adviser:

Attn: Legal and Compliance

Select Equity Group, L.P.

380 Lafayette Street

New York, New York 10003

Telephone: 212-475-8335

Email: legalcompliance@selectequity.com

If to the Fund:

Attn: Legal and Compliance

SEG Partners Long/Short Equity Fund

c/o Select Equity Group, L.P.

380 Lafayette Street

New York, New York 10003

Telephone: 212-475-8335

Email: legalcompliance@selectequity.com

with required copies to:

Joshua Deringer

Faegre Drinker Biddle & Reath LLP

One Logan Square, Suite 2000

Philadelphia, PA 19103

Telephone: 215-988-2959

Email: joshua.deringer@faegredrinker.com

and

David L. Williams

Faegre Drinker Biddle & Reath LLP

320 South Canal Street, Suit 3300

Chicago, IL 60606

Telephone: 312-569-1107

Email: david.williams@faegredrinker.com

12. SEVERABILITY. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

13. AMENDMENT. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by all parties and only in accordance with the provisions of the 1940 Act and the rules and regulations promulgated thereunder.

14. COUNTERPARTS. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

15. TRACK RECORD. Notwithstanding anything else to the contrary herein, the Adviser shall retain a right to use the investment performance and track record of the Fund (including in marketing materials) to the extent permitted by law. Further, for the avoidance of doubt, the Adviser shall be entitled to retain a copy and use records of each of its transactions and other records pertaining to the Fund as are necessary to support any such uses of the investment performance and track record.

16. MISCELLANEOUS. Where the effect of a requirement of the 1940 Act or the Investment Advisers Act of 1940, as amended, reflected in any provision of this Agreement is altered by a rule, regulation or order of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

17. GOVERNING LAW. This Agreement shall be construed in accordance with the laws of the State of Delaware, without reference to conflict of law or choice of law doctrines, and the applicable provisions of the 1940 Act. To the extent that the applicable laws of the State of Delaware, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the day and year first written above.

Select Equity group, L.p.

/s/ David Conover
By:	David D. Conover
Title:	Chief Financial Officer

SEG Partners long/short equity fund

/s/ Tracy Thomas
By:	Tracy Thomas
Title:	Secretary